Exhibit 99
                              JCPenney News Release

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
CONTACT
Carolyn Covey Morris         Quinton Crenshaw               Bob Johnson                 Ed Merritt
Public Relations             Public Relations               Investor Relations          Investor Relations
(972) 431-4753               (972) 431-5581                 (972) 431-2217              (972) 431-8167
ccovey1@jcpenney.com         qcrensha@jcpenney.com          rvjohnso@jcpenney.com       emerritt@jcpenney.com
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       JCPenney Names Ken Hicks President and Chief Merchandising Officer

     PLANO, Texas, January 4, 2005 -- Ken Hicks has been promoted to President and Chief Merchandising Officer of JCPenney, reporting to Chairman and CEO Myron
(Mike) Ullman.

     In announcing the appointment, Ullman said, "Ken is a proven merchandising professional who has done an outstanding job leading JCPenney's stores, planning and allocation, and merchandise operational support functions for the past two years. He brings terrific JCPenney experience to this new assignment, along with excellent merchandising know-how from previous work in other organizations. I am confident Ken is the right person for this critical role."

     Hicks said, "I am excited about the opportunity to lead such a strong and respected merchandise team. Our focus will continue to be on ways to enhance the quality, style, and value JCPenney is known for, and the convenience of our store, catalog, and Internet shopping options."

     Hicks joined JCPenney as President and Chief Operating Officer of Stores and Merchandise Operations in 2002, after a career spanning more than 20 years in merchandising and product development. Before joining JCPenney, he served as President of Payless Shoe Source, Inc., where he was responsible for merchandising, marketing, product distribution, and product development. He has also served as executive vice president and general merchandise manager for the Home Shopping Network, and senior vice president and general merchandise manager for May Department Stores in its May Merchandising and Foley's divisions, where he was responsible for shoes, accessories, cosmetics, home, juniors and intimate apparel. Hicks joined May Department Stores as senior vice president, strategic planning, from the consulting firm of McKinsey and Company. He graduated from the United States Military Academy and earned an M.B.A. with highest distinction from the Harvard Business School. Hicks will continue to be responsible for JCPenney stores, supply chain, and store environment, design and construction until a chief operating officer successor is identified.


     J. C. Penney Corporation, Inc., the wholly-owned operating subsidiary of the Company, is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 150,000 associates. As of October 30, 2004, J. C. Penney Corporation, Inc. operated 1,020 JCPenney department stores throughout the United States and Puerto Rico, and 61 Renner department stores in Brazil. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise, and JCPenney.com is one of the largest apparel and home furnishings sites on the Internet. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential.

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and government activity. Investors should take such risks into account when making investment decisions. In addition, non-GAAP terms referenced, if any, such as EBITDA and free cash flow, are defined and presented in the Company's 2003 Annual Report on Form 10-K.

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